Exhibit 17.2

Lottery.Com Inc.

20808 State Hwy 71, West Unit B

Spicewood, Texas

September 2, 2022

To the Directors and Chief Legal Officer:

Over the past several months, I have worked with the independent directors of the Board of Lottery.com (the “Company”), our Chief Legal Officer, our Compliance Officer and our outside counsel at Skadden, Arps, Slate, Meagher & Flom LLP in an effort to serve the interests of our shareholders and to bring to light certain issues. Those issues have been disclosed in a number of Form 8-Ks. In recent weeks, there have been myriad discussions among the directors, the remaining officers, our Chief Legal Officer and outside counsel regarding next steps and the future of the Company. Recently, a financing proposal (the “Proposal”) was presented in several iterations that in its most recent incarnation requires, among other things, the resignation of four of our five directors, including myself and two other independent directors. On its face, the Proposal seemingly provides much needed financing but also contained a number of provisions that, in my view, required meaningful deliberation and further negotiation. Yesterday, in the absence of two of our five directors (directors who had asked for additional time to consider the Proposal and to review the diligence materials that had been provided by our Compliance Officer only a few hours before), a meeting was held to discuss the Proposal. After a needlessly rancorous meeting, the directors who were present agreed to seek modifications to the Proposal that, if accepted by the Lender, would significantly improve the Proposal from the Company’s standpoint. Nonetheless, two directors had objected to a formal board meeting and thus the meeting itself may well have been in violation of our corporate bylaws. Despite these circumstances, a vote was called to adopt the Proposal as modified. Given the situation, I abstained from the vote. In addition to my concern about the exclusion of two directors, I was concerned about the acrimony surrounding efforts to hold a meaningful discussion. This is only the most recent example of a breakdown in the ability of members of this board to function as a group and only the most recent example of certain directors’ being unwilling to deliberate and confer in an open and reasoned manner. Such a breakdown and such an unwillingness to seek consensus in a thoughtful manner does not serve the interests of the shareholders. In light of the forgoing, I hereby tender my resignation as director of the Company.

/s/ Steven M. Cohen
Steven M. Cohen